                                   PROSPECTUS

                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-61466

                             DATA TRANSLATION, INC.

                        2,325,614 Shares of Common Stock
                                 $1.25 per Share

         Data Translation, Inc. is distributing subscription rights in this rights offering to persons who owned shares of our common stock on July 25, 2001. During this rights offering, we will issue up to 2,325,614 shares of common stock. Shares of our common stock are currently traded on the NASDAQ-Small Cap Market under the symbol "DATX."

--------------------------------------------------------------------------------
                 SUBSCRIPTION RIGHTS PRICE         PROCEEDS TO DATA TRANSLATION,
                                                               INC. (1)
--------------------------------------------------------------------------------
PER SHARE                   $1.25                               $1.25
--------------------------------------------------------------------------------
TOTAL                  $2,909,017.50                         $2,909,017
--------------------------------------------------------------------------------

(1)      Before deducting expenses payable by us, estimated to be $156,750.

--------------------------------------------------------------------------------
THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS, BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
--------------------------------------------------------------------------------

         You will receive one subscription right for each share of common stock that you owned on July 25, 2001. Each subscription right entitles you to purchase one share of common stock at the purchase price of $1.25 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price.

         The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Daylight Time, on August 14, 2001.

         The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

         Alfred A. Molinari, Chief Executive Officer and a stockholder of Data Translation, has advised us that he intends, but is not obligated, to exercise all of his subscription rights to purchase 418,442 shares in the rights offering, which is the full amount of his basic subscription right and also intends, but is not obligated, to purchase additional shares of our common stock, if available, provided that the aggregate dollar amount, including the cost to exercise his basic subscription right does not exceed $2,000,000.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The rights offering is not being made to, nor will Data Translation accept subscription for common stock from any person in any jurisdiction in which the rights offering or the acceptance of subscriptions would not be in compliance with the securities or "Blue Sky" laws of the jurisdiction.

                  THE DATE OF THIS PROSPECTUS IS JULY 26, 2001

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................................................1
RISK FACTORS.............................................................................................6
    Risks Relating to Data Translation:
    WE HAVE EXPERIENCED SIGNIFICANT FLUCTUATIONS AND UNPREDICTABILITY OF OPERATING RESULTS...............6
    IF WE ARE NOT BE SUCCESSFUL IN OUR ABILITY TO ADDRESS THE RAPIDLY CHANGING NEEDS OF OUR CUSTOMERS BY
           DEVELOPING AND INTRODUCING NEW PRODUCTS, PRODUCT ENHANCEMENTS AND SERVICES ON A TIMELY
           BASIS OUR REVENUES WILL BE ADVERSELY AFFECTED.................................................6
    OUR DEPENDENCE ON A FEW KEY ORIGINAL EQUIPMENT MANUFACTURER, OR "OEM," CUSTOMERS
           MAY REDUCE OUR REVENUES.......................................................................7
    IF WE ARE NOT SUCCESSFUL IN OUR ABILITY TO MANAGE THE DISTRIBUTION CHANNEL OF OUR NETWORK OF
           VALUE-ADDED RESELLERS THAT DISTRIBUTE AND SELL OUR PRODUCTS TO OUR CUSTOMERS, OUR REVENUES
           WILL BE ADVERSELY AFFECTED....................................................................7
    OUR RELIANCE ON INTERNATIONAL SALES FOR THE SALE OF APPROXIMATELY 44% OF OUR PRODUCT SALES IS
           SUBJECT TO INTERNATIONAL RISKS THAT MAY ADVERSELY AFFECT OUR OPERATIONS AND OUR
           SALES.........................................................................................7
    WE ARE DEPENDENT ON SINGLE OR LIMITED SOURCE SUPPLIERS FOR SEVERAL KEY COMPONENTS USED IN OUR
           PRODUCTS THAT MAY BE SUBJECT TO INDUSTRY-WIDE SHORTAGES CAUSING OUR PRODUCTION
           CAPABILITIES TO BE ADVERSELY AFFECTED.........................................................7
    IF WE ARE NOT ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES, ESPECIALLY IN THE AREAS OF RESEARCH
           AND DEVELOPMENT, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN OR OUR FUTURE
           GROWTH COULD HALT.............................................................................8
    WE MAY NEED ADDITIONAL CAPITAL TO OPERATE OUR BUSINESS THAT MAY NOT BE AVAILABLE TO US...............8
    OUR ABILITY TO COMPETE AND OUR BUSINESS COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR
           INTELLECTUAL PROPERTY OR IF WE BECOME SUBJECT TO INTELLECTUAL PROPERTY RIGHTS LITIGATION,
           WHICH COULD REQUIRE US TO INCUR SIGNIFICANT COSTS.............................................8
    THERE MAY BE FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT COULD CAUSE OUR
           STOCK PRICE TO FALL...........................................................................9
    OUR STOCK PRICE MAY BE VOLATILE......................................................................9
    Risks Relating to this Offering:
    THIS OFFERING MAY DILUTE YOUR PERCENTAGE OWNERSHIP OF DATA TRANSLATION...............................9
    IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU MAY BECOME OBLIGATED TO PURCHASE SHARES OF OUR COMMON
           STOCK AT A PRICE HIGHER THAN THE MARKET PRICE OF OUR COMMON STOCK.............................9
    ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT CHANGE YOUR MIND, BUT WE MAY CANCEL
           THE RIGHTS OFFERING..........................................................................10
    THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING MAY NOT BE AN INDICATION OF OUR VALUE...........10
    YOUR ABILITY TO INFLUENCE THE OUTCOME OF TRANSACTIONS COULD BE LIMITED BECAUSE AN INSIDER
           WILL HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING....................................10
    YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT TO EXERCISE YOUR
           RIGHTS.......................................................................................10
    THERE IS A SUBSTANTIAL LIKELIHOOD THAT THE SHARES THAT MR. MOLINARI WILL RECEIVED AS A RESULT
           OF HIS INTENTION TO EXERCISE HIS BASIC SUBSCRIPTION RIGHT AND OVERSUBSCRIPTION PRIVILEGE,
           IF ANY, HAVE BEEN OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT AND THEREFORE
           MR. MOLINARI MAY HAVE THE RIGHT TO RECOVER OF THE AMOUNT PAID FOR THOSE SHARES...............11
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..............................................................11
ABOUT DATA TRANSLATION..................................................................................12
THE RIGHTS OFFERING.....................................................................................18
IF YOU HAVE QUESTIONS...................................................................................26
USE OF PROCEEDS.........................................................................................26
PRICE RANGE OF COMMON STOCK.............................................................................27
DETERMINATION OF OFFERING PRICE.........................................................................27
PLAN OF DISTRIBUTION....................................................................................28
FEDERAL INCOME TAX CONSIDERATIONS.......................................................................28
STATE AND FOREIGN SECURITIES LAWS.......................................................................29
INDEMNIFICATION.........................................................................................30
EXPERTS.................................................................................................30
IF YOU WOULD LIKE ADDITIONAL INFORMATION................................................................30

                               PROSPECTUS SUMMARY

         This section answers in summary form some questions you may have about Data Translation and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

                  QUESTIONS AND ANSWERS ABOUT DATA TRANSLATION

WHAT DOES DATA TRANSLATION DO? (SEE PAGE 11)

         We design, develop and manufacture high performance data acquisition and imaging products. For more than two decades, we have provided engineers and scientists with accurate and timely data acquisition and imaging tools for measurement, analysis and process control in a wide range of industrial, scientific and medical applications. Our principal products in this area are data acquisition and imaging hardware, which are used in personal computers to receive analog signals, convert them to digital form and process the digital data. Our strategy is to identify and capitalize on growth opportunities in the data acquisition, imaging and machine vision markets.

         An outgrowth of our core technology of analog to digital conversion is the commercial product line that includes a low-cost, high-performance video capture and encoding system for Microsoft(R) Windows(R) 95/98-based personal computers that we call Broadway. Broadway (TM) captures analog video, digitizes it, compresses it into an editable MPEG-1 format, and writes it to disk in real-time. Our Broadway product has many applications, including incorporation of video into Web pages on the Web, multimedia presentations, Webstreaming and computer-based training.

WHERE ARE WE LOCATED? (SEE PAGE 5)

         Our principal executive offices are located at:

                             Data Translation, Inc.
                                 100 Locke Drive
                             Marlboro, MA 01752-1192

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT? (SEE PAGE 18)

         We are distributing to you, at no charge, one subscription right for every share of common stock that you owned on July 25, 2001. Each subscription right entitles you to purchase one share of common stock for $1.25 per share. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else. Only you can exercise your subscription rights.

WHAT IS A RIGHTS OFFERING?

         A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE? (SEE PAGE 18)

         The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $1.25.

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE? (SEE PAGE 18)

         The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $1.25 per share.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE? (SEE PAGE 18)

         If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among stockholders who oversubscribed in proportion to the number of shares purchased through the basic subscription privilege. We will not distribute any fractional subscription rights, but will round the number of oversubscription rights you receive down to the nearest whole number. See "The Rights Offering - Oversubscription Privilege."

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

         We are offering the subscription rights to obtain additional working capital, allowing us to continue to invest in research and development and expand our sales and marketing capabilities. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. We believe that if at least 75% all of the subscription rights are exercised that the proceeds from the rights offering, together with funds on hand and anticipated operating revenues, will be sufficient to finance our operations as projected by our business plan for at least the next twelve months. Instead of selling additional shares of common stock to outside parties, our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. Of course, we still may need to seek additional financing in the future.

HOW MANY SHARES MAY I PURCHASE? (SEE PAGE 18)

         You will receive one subscription right for each share of common stock that you owned on July 25, 2001. Each subscription right entitles you to purchase one share of common stock for $1.25.

         If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $1.25 per share. While we may be able to honor all of the oversubscription requests, if we cannot, you may not be able to purchase as many shares as you requested by your oversubscription on the certificate. We will not distribute fractional subscription rights, but will round the number of oversubscription rights that you receive down to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

HOW DID WE ARRIVE AT THE $1.25 PER SHARE PRICE? (SEE PAGE 20)

         In determining the price per share during the rights offering, a special committee of our Board of Directors, which did not include Mr. Molinari, considered several factors including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS? (SEE PAGES 21 AND 22)

         You must properly complete the enclosed subscription certificate and deliver it to our subscription agent before 5 p.m., Eastern Daylight Time, on August 14, 2001. The address of our subscription agent is on page 24. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST? (SEE PAGE 20)

         You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN DAYLIGHT TIME, ON AUGUST 14, 2001, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND? (SEE PAGE 24)

         No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $1.25 per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

         The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

         You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other stockholders do, the percentage of Data Translation that you own will diminish, and your voting and other rights will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS? (SEE PAGE 20)

         No.

DO I HAVE TO EXERCISE MY SUBSCRIPTION RIGHTS?

         No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS? (SEE PAGE 28)

         The receipt and exercise of your subscription rights are intended to be nontaxable. However, you should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

WHEN WILL I RECEIVE MY NEW SHARES? (SEE PAGE 18)

         If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after August 14, 2001. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may have elected to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.

CAN WE CANCEL THE RIGHTS OFFERING? (SEE PAGE 20)

         Yes. Our directors may cancel the rights offering for any reason at any time on or before August 14, 2001. If we cancel the rights offering, any money we may have already received from stockholders will be refunded promptly.

HOW MUCH MONEY WILL DATA TRANSLATION RECEIVE FROM THE RIGHTS OFFERING? (SEE PAGE 27)

         Our gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all 2,325,614 shares offered by this prospectus, then we will receive proceeds of approximately $3,000,000.

         To guarantee us a minimum of $523,052 in proceeds after completion of the rights offering, our largest stockholder, Alfred A. Molinari, who is also our Chief Executive Officer, has advised us that he intends, but he is not obligated, to exercise his basic subscription privilege in the rights offering to the extent of all shares of common stock which he holds of record on July 25, 2001. In addition, Mr. Molinari also intends, but is not obligated, to purchase additional shares, if available, provided that the aggregate dollar amount, including the cost to exercise his basic subscription privilege, does not exceed $2,000,000. As a result, we expect to receive proceeds of $2,000,000 from the rights offering, if even no other stockholders exercise their subscription rights.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING? (SEE PAGE 27)

         We will use any proceeds generated from the exercise of subscription rights in this rights offering for additional working capital, for investing in research and development and for expansion of our sales and marketing capabilities.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING? (SEE PAGE 24)

         The number of shares of our common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 2,325,614 new shares of common stock during the rights offering, and then we will have approximately 4,651,228 shares of common stock outstanding. If no other stockholders exercise their subscription rights, and Mr. Molinari purchases a total of 1,600,000 shares of common stock from us in the rights offering, we will have approximately 3,925,614 shares of common stock outstanding after the rights offering.

WHAT IF I HAVE MORE QUESTIONS? (SEE PAGE 25)

         If you have more questions about the rights offering, please contact our Chief Financial Officer, Michael DiPoto, at Data Translation, Inc., 100 Locke Drive, Marlboro, MA 01752-1192, Telephone: (508) 481-3700.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION IN OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE AND COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE OTHER INFORMATION, OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

Risks Relating to Data Translation:

         WE HAVE EXPERIENCED SIGNIFICANT FLUCTUATIONS AND UNPREDICTABILITY OF OPERATING RESULTS. Our quarterly operating results may vary significantly for a number of reasons, including new product announcements and introductions by us or our competitors, changes in pricing, and the volume and timing of orders received during each quarter. Historically, we have received a significant percentage of our net sales from orders received from universities, research laboratories and government agencies. These sales are historically slower during our third quarter as a result of seasonal vacation schedules and university shutdowns. We have also, in the past experienced delays in the development of new products and enhancements, and these delays may occur in the future. These factors make the forecasting of revenue inherently uncertain. Additionally, a significant portion of our operating expenses is relatively fixed, and operating expense levels are based primarily on internal expectations of future revenue. As a consequence, we cannot rapidly reduce quarterly operating expense levels in the event that quarterly revenue levels fail to meet our expectations. Therefore, if quarterly revenue levels fail to meet internal expectations, our operating results would be adversely affected.

         IF WE ARE NOT BE SUCCESSFUL IN OUR ABILITY TO ADDRESS THE RAPIDLY CHANGING NEEDS OF OUR CUSTOMERS BY DEVELOPING AND INTRODUCING NEW PRODUCTS, PRODUCT ENHANCEMENTS AND SERVICES ON A TIMELY BASIS OUR REVENUES WILL BE ADVERSELY AFFECTED. We have new product launches and upgrades to our existing products planned for the remainder of fiscal year 2001. Our future revenue growth will be dependent on the success of these new product launches as legacy product sales continue to erode. In addition, our success will depend on our ability to keep pace with technological developments and emerging industry standards. We have, in the past experienced delays in product development and these delays may occur in the future. In addition, as we introduce new or enhanced products, we will have to successfully manage the transition from our older products. For example, we will have to minimize disruption in our customers' ordering patterns, avoid excessive levels of older product inventories and ensure that enough supplies of new products can be delivered to meet our customers' demands. Our ability to develop and successfully introduce new products and product enhancements that are broadly accepted will affect our revenues.

         OUR DEPENDENCE ON A FEW KEY ORIGINAL EQUIPMENT MANUFACTURER, OR "OEM," CUSTOMERS MAY REDUCE OUR REVENUES. For example, for the year ended November 30, 2000, sales to our OEM customers represented 20% of our total revenue. We anticipate that our operating results will continue to depend on sales to our OEM customers. Therefore, the loss of any of our OEM customers or a significant reduction in sales to these OEM customers could substantially reduce our revenues.

         IF WE ARE NOT SUCCESSFUL IN OUR ABILITY TO MANAGE THE DISTRIBUTION CHANNEL OF OUR NETWORK OF VALUE-ADDED RESELLERS THAT DISTRIBUTE AND SELL OUR PRODUCTS TO OUR CUSTOMERS, OUR REVENUES WILL BE ADVERSELY AFFECTED. Our value-added resellers generally offer products of several different companies, including, in some cases, products that are competitive with our products. In addition, many of these value-added resellers are small organizations with limited capital resources. We cannot assure that our value-added resellers will continue to purchase our products or provide customers with adequate levels of support, or that our efforts to expand our value-added reseller network will be successful. Any significant failure of the preceding factors could have a material adverse effect on our ability to distribute and sell products to our customers.

         OUR RELIANCE ON INTERNATIONAL SALES FOR THE SALE OF APPROXIMATELY 44% OF OUR PRODUCT SALES IS SUBJECT TO INTERNATIONAL RISKS THAT MAY ADVERSELY AFFECT OUR OPERATIONS AND OUR SALES. Sales of our products outside of North America represented approximately 44% of our net sales for the fiscal quarter ended February 28, 2001. International sales and operations may be subject to the following risks:

         o   imposition of government controls;
         o   export license requirements;
         o   restrictions on the export of critical technology;
         o   less effective enforcement or proprietary rights;
         o   currency exchange fluctuations;
         o   longer collection periods;
         o   political instability;
         o   trade restrictions and changes in tariffs;
         o   difficulties in staffing and managing international operations;
         o potential insolvency of international resellers and difficulty in collecting accounts receivable; and
         o seasonal fluctuation, since, in some cases, the traditional summer vacation period in Europe, which occurs during our third fiscal quarter, may result in a decrease in sales.

We cannot assure you that these risks will not adversely affect our international operations and our sales.

         WE ARE DEPENDENT ON SINGLE OR LIMITED SOURCE SUPPLIERS FOR SEVERAL KEY COMPONENTS USED IN OUR PRODUCTS THAT MAY BE SUBJECT TO INDUSTRY-WIDE SHORTAGES CAUSING OUR PRODUCTION CAPABILITIES TO BE ADVERSELY AFFECTED. We must provide our suppliers with accurate forecasts of our future requirements in order to ensure the availability of our key components. Our key components have been the subject of industry-wide shortages. We do not carry significant inventories of these components and do not have any guaranteed supply arrangements with suppliers. Given these factors, we cannot assure you that our inventories would be adequate to meet our production needs during any interruption of supply. Our inability to develop alternative supply sources, if required, or a reduction or stoppage in supply, could delay product shipments until new suppliers become available, and this delay could adversely affect our sales and operations in any given period.

         IF WE ARE NOT ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES, ESPECIALLY IN THE AREAS OF RESEARCH AND DEVELOPMENT, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN OR OUR FUTURE GROWTH COULD HALT. Competition for employees with the skills that we require is intense in the geographic areas in which our operations are located. We believe that our future success will depend on our continued ability to attract and retain qualified employees, especially in the areas of research and development. In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We cannot assure you that we will not receive these claims in the future as we seek to hire qualified personnel or that these claims will not result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of the merits of the claims.

         WE MAY NEED ADDITIONAL CAPITAL TO OPERATE OUR BUSINESS THAT MAY NOT BE AVAILABLE TO US. At February 28, 2001, we had a cash balance of approximately $2,448,000. Our cash balance includes cash, cash equivalents and marketable securities. We may need to raise additional funds through public or private debt or equity financings to be competitive, to accelerate our sales and marketing programs, to establish a stronger financial position and to continue our operations. We may not be able to obtain additional financings on terms that are favorable to us, or at all. We may not be able to implement our business plan and may not be able to fund our operations if we fail to obtain additional funding.

         OUR ABILITY TO COMPETE AND OUR BUSINESS COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF WE BECOME SUBJECT TO INTELLECTUAL PROPERTY RIGHTS LITIGATION, WHICH COULD REQUIRE US TO INCUR SIGNIFICANT COSTS. We rely on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of our proprietary software and business practices. In spite of these precautions, there exists the possibility that an unauthorized third party will copy or reverse-engineer portions of our products or obtain and use the information that we regard as proprietary. The mechanisms we use to protect our software and other proprietary information may not be adequate, particularly in foreign countries where the laws may not protect our proprietary rights to the same extent as the laws of the United States. If competitors are able to use our technology, our ability to compete could be harmed. As the number of competitors providing software products in the industry increases and the functionality of these products further overlaps, we expect that software products will be increasingly subject to claims of infringement on third party proprietary rights. Any of these types of claims, even if without merit, could result in costly litigation. This litigation may require us to redesign or stop selling, incorporating or using our products that use any challenged intellectual property or enter into royalty or licensing arrangements with third parties that may not be available to us on acceptable terms, if at all. Any lawsuits regarding intellectual property rights could impair our ability to become profitable.

         THERE MAY BE FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT COULD CAUSE OUR STOCK PRICE TO FALL. Upon the completion of our offering, there may be an additional 4,651,228 shares of our common stock available for public sale. Assuming that the holders of our outstanding options and warrants exercise those securities, we would have to issue a total of up to approximately 734,255 additional shares of common stock. Sales of a substantial number of shares of our common stock in a short time would cause the market price for our common stock to decrease. In addition, the sale of any of these shares may impair our future ability to raise capital through the sale of additional stock.

         OUR STOCK PRICE MAY BE VOLATILE. Based on the trading history of our common stock, we believe that some factors cause the market price of our stock to fluctuate significantly. These factors include:

          o    quarterly fluctuations in our financial results;

          o announcements of technological innovations or new products by us or our competitors;

          o market conditions in the hardware and software industry, and in the industries that purchase our products;

          o    changes in relationships with our customers; and

          o size of the public float of our common stock, which itself will largely depend on the number of shares of common stock sold in this rights offering.

Risks Relating to this Offering:

         THIS OFFERING MAY DILUTE YOUR PERCENTAGE OWNERSHIP OF DATA TRANSLATION. If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of Data Translation relative to stockholders who exercise their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or 4.3% of the equity of Data Translation, and exercise none of your subscription rights, your percentage ownership will be reduced to 2.2% if all other subscription rights are exercised.

         IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU MAY BECOME OBLIGATED TO PURCHASE SHARES OF OUR COMMON STOCK AT A PRICE HIGHER THAN THE MARKET PRICE OF OUR COMMON STOCK. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock decreases below $1.25, then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing the shares of Data Translation common stock you purchased are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

         ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT CHANGE YOUR MIND, BUT WE MAY CANCEL THE RIGHTS OFFERING. Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

         THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IN NOT AN INDICATION OF OUR VALUE. A special committee of our Board of Directors, which did not include Mr. Molinari, set the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of Data Translation. See "The Rights Offering - Determination of Subscription Price."

         YOUR ABILITY TO INFLUENCE THE OUTCOME OF TRANSACTIONS COULD BE LIMITED BECAUSE AN INSIDER WILL HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING. As of April 30, 2001, Mr. Molinari owned approximately 19% of our common stock. Mr. Molinari also holds warrants and options to purchase shares of common stock presently exercisable for an aggregate of 82,344 shares of common stock, which exercised prior to the rights offering would increase his ownership of our common stock to approximately 22%. However, currently Mr. Molinari does not intend to exercise any of the warrants and options to purchase common stock because the exercise price of each warrant and option is greater than the trading price of our common stock. The rights offering could, and is likely to, result in Mr. Molinari owning more than 50% of our outstanding common stock following the completion of this rights offering, assuming no other stockholder exercise his, her or its subscription rights in this rights offering and assuming Mr. Molinari does exercise his basic subscription right and oversubscription privilege, if any. If this was the case, Mr. Molinari, acting alone, would be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. Even if Mr. Molinari does not own more than 50% of our outstanding common stock following the completion of this rights offering, he will be able to influence significantly all of these matters.

         YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT TO EXERCISE YOUR RIGHTS. Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, Equiserve, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor Equiserve undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

         THERE IS A SUBSTANTIAL LIKELIHOOD THAT THE SHARES THAT MR. MOLINARI WILL RECEIVED AS A RESULT OF HIS INTENTION TO EXERCISE HIS BASIC SUBSCRIPTION RIGHT AND OVERSUBSCRIPTION PRIVILEGE, IF ANY, HAVE BEEN OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT AND THEREFORE MR. MOLINARI MAY HAVE THE RIGHT TO RECOVER THE AMOUNT PAID FOR THOSE SHARES. In May of 2001, prior to the filing of the this registration statement covering the offering of the subscription rights in this rights offering, Mr. Molinari stated to us that he intended, but would not be obligated, to exercise his basic subscription rights and oversubscription privilege, if any, up to $2,000,000 in this rights offering. There is a substantial likelihood that Mr. Molinari's intention to subscribe for the stock constitutes an offer to purchase shares of stock in this right offering prior to the filing of a registration statement in violation of the requirements of the Securities Act.

         If a court determines that a violation of the Securities Act occurred, Mr. Molinari would have the right, for a period of one year from the date of his exercise of the subscription rights in this rights offering, to obtain recovery of the consideration paid in connection with his exercise of the subscription rights offered in violation of the Securities Act or, if Mr. Molinari had already sold the stock received upon exercise of the subscription rights, sue us for damages resulting from his exercise of the subscription rights. These damages could total up to approximately $2,000,000 if Mr. Molinari seeks recovery or damages after an entire loss of his investment. If this occurs, our business, results of operations and financial condition will be harmed.


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains and may incorporate by reference "forward-looking" statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. These statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "intend," "expect," "anticipate," "estimate," "continue," or other similar words. Variations on those or similar words, or the negatives of these words, also may indicate forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. We have included a discussion entitled "Risk Factors" in this prospectus, highlighting important factors that could cause our actual results to differ materially from our expectations. If in the future you hear or read any forward-looking statements about us, you should refer back to the discussion in "Risk Factors." The forward-looking statements in this prospectus are accurate only as of the date of this prospectus. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

         Forward-looking statements are inherently uncertain. Our actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties, including the following:

          o significant fluctuations and unpredictability of operating results;

          o dependence on our ability to develop and successfully introduce new products and product enhancements;
          o    dependence on a few key original equipment manufacturers;
          o dependence on a worldwide network of independent value-added resellers to distribute and sell our products to end-users;
          o    reliance on international sales;
          o    dependence on a single or limited source of suppliers; and
          o    our dependence on key personnel.

         In addition to the risks and uncertainties discussed below, you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in our filings with the Securities and Exchange Commission and in our Annual Report on Form 10-KSB for the year ended November 30, 2000. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on these statements.

                                DATA TRANSLATION

         We are a leader in designing, developing and manufacturing high performance data acquisition and imaging products. For more than two decades, our products have provided engineers and scientists with accurate and timely data acquisition and imaging tools for measurement, analysis and process control in a wide range of industrial, scientific and medical applications. Our principal products in these areas are data acquisition and imaging hardware, which are used in personal computers to receive analog signals, convert them to digital form and process the digital data. Our strategy is to identify and capitalize on growth opportunities in the data acquisition, imaging and machine vision markets.

         An outgrowth of our core technology of analog to digital conversion is our commercial products group, which includes a low-cost, high-performance video capture and encoding system for Microsoft(R) Windows(R) 95/98 based personal computers. A principal product in our commercial products group is Broadway(TM). Broadway captures analog video, digitizes it, compresses it into an editable MPEG-1 format, and writes it to disk in real time. Our Broadway product has many applications, including incorporation of video into WebPages on the Web, multimedia presentations, Webstreaming, CD-ROM titles and computer-based training.

OUR HISTORY

         We were incorporated in September of 1996 as a wholly owned subsidiary of Media 100 Inc., a company that was formerly known as "Data Translation, Inc." On November 29, 1996, Media 100 contributed to us substantially all of the assets and liabilities of Media 100's data acquisition and imaging, commercial products and networking distribution groups. Additionally, in November of 1996, Media 100 sold a substantial portion of the assets of the networking distribution business and during the year of 1998, we discontinued the remainder of the networking distribution business. We continue to operate the data acquisition and imaging and commercial products groups. On December 2, 1996, Media 100 distributed all of the outstanding shares of capital stock that Media 100 held in us to its stockholders, in the form of a dividend.

MARKET

DATA ACQUISITION AND IMAGING:
----------------------------

         The market for our core products, the data acquisition and imaging products, is composed primarily of technical users, such as engineers and scientists. These technical users are interested in incorporating our products into their final products. Our data acquisition and imaging products are designed for the scientific research and analysis, test and measurement and industrial machine vision inspection markets. Our customers include original equipment manufacturers, industrial manufacturers, research laboratories, universities, hospitals and government agencies and any user that requires highly accurate, real-time measurement and control of analog signals, such as temperature, pressure, sound and video. Reduced prices for personal computers and peripherals in recent years have adversely affected the data acquisition and imaging markets and these markets are highly fragmented.

COMMERCIAL PRODUCTS GROUP:
-------------------------

         The convergence of voice, video and data, the advancements in personal computing, and the growth of the Internet have changed the way in which the world communicates. As computing processor power and telecom/digital/cable modem technologies evolve, so too does the personal computers user's ability to harness these venues for creating and delivering video content. As personal computer costs continue to reach new lows with substantial increases in computing power, the majority of personal computer users will have access to an affordable tool for video creation. In our commercial products group, we believe the most lucrative market segments for personal computer video are Web page creators/hosts, business users for use in presentations, training, sales and marketing and CD-ROM/DVD title producers developing entertainment, gaming and education content.

BUSINESS STRATEGY

         In the data acquisition and imaging area, we are focused on providing system solutions built around development of our Peripheral Component Interconnect, which we refer to as "PCI," and our Universal Serial Bus, which we refer to as "USB"-based products. These developments are being driven by rapid adoption of PCI and USB slots by personal computer manufacturers.

PRODUCTS, SERVICES AND TECHNOLOGY

DATA ACQUISITION AND IMAGING:
----------------------------

         Our data acquisition and imaging products are designed to facilitate
(i) the high-speed capture of analog signals representing physical properties, such as temperature, pressure, sound and video, (ii) the conversion of these signals into digital form and (iii) the use of these digital signals in personal computers for processing. These capabilities permit customers to:

          o    use personal computers for data acquisition;
          o    identify, measure, analyze and control physical phenomena; and
          o    image, analyze or enhance video images.

         Our data acquisition and imaging systems consist of plug-in cards and Microsoft(R) Windows(R)-based software that provide an integrated and high performance systems solution to the general scientific and measurement marketplace. We sell over 100 data acquisition and imaging products that range in retail price from $200 to $3,000. Domestically, we sell these products to end users, value-added resellers, system integrators and original equipment manufacturers. Internationally, we sell these products through our wholly owned subsidiaries, as well as through resellers and independent distributors. The price range mentioned above does not reflect distributor discounts for international sales that can range from approximately 20% to 35% on the sales of hardware products and up to approximately 50% on the sales of software applications.

         Data acquisition products provide capabilities ranging from simple measurement to advanced digital signal processing functions. While researchers, system integrators and original equipment manufacturers have been the predominant data acquisition users in the past, new data acquisition markets have emerged in the industrial and medical areas, such as industrial inspection, medical diagnostic/therapeutic applications, high-performance control, vibration analysis, acoustics and test and measurement applications. Our customers incorporate our data acquisition boards into personal computers to measure real-world parameters, including temperature, pressure, acceleration and sound, to analyze this data and to use the results to control real-world events and processes.

         Our imaging products may be used in a number of applications. For example, in machine vision applications, images can be captured and processed instantaneously for fast and accurate inspection of manufactured parts. In scientific imaging applications, images can be captured from video cameras for analysis, or images can be captured from cameras mounted on microscopes to identify and count cells. In medical applications, images can be captured from different diagnostic devices, such as CAT scanners or ultrasound imaging devices, for enhancement, analysis and display.

COMMERCIAL PRODUCTS GROUP:
-------------------------

         Broadway is a high-performance video capture and encoding system for Windows(R) based personal computers. Broadway is a complete streaming and video editing solution, and its videos may also be integrated with third party-video editing software packages to edit and produce Webstreaming video based on real networks technology, as well as, VHS-quality digital video clips with CD-quality stereo sound. Using Broadway, a computer user can capture video from most analog sources, edit the digitized version created by Broadway, fully compress it to MPEG-1 and then distribute it on the Web or in hard media form. Users can also incorporate the finished video into multimedia applications, such as Web home pages, multimedia presentations and CD-ROMs. Broadway is composed of a PCI integrated circuit board and a graphical user interface compatible with Microsoft(R) Windows(R). Our standard Broadway package is shipped complete with Ulead Systems, Inc.'s MediaStudio Pro(TM) video editing software. We have designed Broadway so that is can be integrated with a variety of other video editing packages, including Adobe Premiere(R).

         Broadway uses a robust implementation of the MPEG-1 standard that uses a combination of hardware and software to fully compress video clips into the MPEG-1 format. Users of the latest Pentium III processors can compress into MPEG-1 format in real-time. PCs with slower processors utilize hardware compression to achieve real-time compression. Advances in processor speed may make use of various software techniques to achieve faster compression and enhanced editing capability.

         Using the MPEG-1 standard allows Broadway to produce compressed videos, which may be played back at 30 frames per second, the standard, full-motion video speed. Additionally, many users choose to share video content via the Internet. These clips may be streamed, utilizing "RealNetworks" technology, and played back at their destination via a "RealNetworks" player. Since many users have installed this player on their personal computers, this ability to communicate with video is rapidly gaining supporters.

CUSTOMERS AND SALES

         We sell our data acquisition and imaging products to end users, resellers, system integrators and original equipment manufacturers for use primarily in the scientific, medical and industrial markets. Our end users include manufacturers, research laboratories, universities, hospitals and government agencies.

         We sell our data acquisition and imaging products through a comprehensive, widely distributed annual catalog, an in-house telesales force, original equipment manufacturer sales, resellers, distributors and system integrators, and through extensive advertising and promotional campaigns. We also have a full-time sales and administrative staff of 10 employees in the United States to support sales. Our two subsidiaries and various distributors throughout Europe, Asia and the Pacific Rim support international sales.

         Within our commercial products group, our sales and marketing strategy is to move down the technical sophistication curve and up the volume curve by targeting as primary customers audio/video professionals, business presentation and education developers, home hobbyists and family/home users.

         Worldwide, our commercial products are sold directly on-line, as well as, through a two-tier distribution network. Users can order directly from our Website for rapid delivery. We maintain direct relationships with international mass-market distributors as well as resellers and value-added resellers. The distributors sell the commercial products to retail outlets as well as smaller computer resellers and value-added resellers. This allows our products to be available through virtually any method used by our customers to purchase their products. We currently offer a 30-day money back guarantee on our commercial products.

         We currently provide our customers with 90 days of free technical support with the purchase of any product. Broadway includes extensive on-line technical support via our Website, as well as documentation that provides a video tutorial to the non-video user and an intuitive installation guide.

COMPETITION

         Our principal competitors in data acquisition market are National Instruments Corporation, Measurement Computing Corporation and Iotech Incorporated. In the imaging market, we compete with Matrox Electronic Systems and Coreco, Inc. These competitors may have substantially greater financial, technical and marketing resources than we do. We also compete with a number of smaller companies in each of these markets. Competitors in the industry remain competitive based upon their ability to supply extensive hardware and software components to their data acquisition and imaging products, along with competitive performance and price.

         We have a number of competitors in our commercial products group. Some competitors sell products, which like Broadway, employ MPEG encoding, while others sell products based on different platforms and video standards. Our Broadway product competes principally on the basis of ease of installation and use, brand name awareness, and price. Our principal competition for the Broadway product includes other products with MPEG encoding such as Pinnacle System's DC30, Matrox's Rainbow Runner, Videonics' Python and Dazzle Multimedia's Snazzy and Dazzle products. These companies may have substantially greater financial, technical and marketing resources than we do. In addition, there are a number of other competitors whose products are based on platforms and video standards other than those used by us.

RESEARCH AND DEVELOPMENT

         We intend to continue to invest in research and development for new products and for enhancements to existing products. We are currently targeting spending on research and development at an annual rate of approximately 20% of net sales. For the fiscal year ended November 30, 2000, we invested approximately $3,031,000, or 19.0% of net sales, in product development compared to $2,569,000, or 18.0% of net sales in the prior fiscal year. For the fiscal quarter ended February 28, 2001, we invested approximately $771,000, or 18.40% of net sales, in product development compared to $637,000, or 16.30% of net sales in the prior fiscal quarter.

         We employed, as of April 30, 2001, approximately 23 full-time engineers whose primary duties relate to product development. Outside firms and consultants are selectively engaged to develop or assist with development of products when favorable opportunities exist.

         In the data acquisition and imaging area, our focus on hardware development includes the integration of application specific integrated circuits into circuit boards, which may reduce cost and advance the development of new computer technologies. Our software development in data acquisition and imaging centers on supporting Windows(R) 95/98 and Windows NT(TM).

MANUFACTURING

         We manufacture all of our products at a leased facility in Marlboro, Massachusetts. We believe our control of the manufacturing significantly contributes to hardware design improvements, and allows for more rapid turn-around of product development to the marketplace. We do, however, periodically assess our production efficiencies against the benefits of outsourcing some of our hardware production. We have been ISO 9001 certified since 1994.

         Our fully integrated assembly and test operations have sufficient capacity to meet our current needs for assembled printed circuit boards. In addition, we design circuit boards and modules using advanced computer-aided-design technology. Our manufacturing capabilities include the assembly of fine pitch, surface mounted electronic devices utilizing state of the art pick and place robotics for high density, multi-layered, single- or double- sided boards. A majority of our shipments incorporate surface-mount components. Initial testing is performed to assure that products are free from process-related defects after assembly. Following initial testing, a complete functional test is performed twice on each board, with an environmental stress screen between tests to eliminate defects and assure long-term reliability of products. We use automated test equipment to assure product quality, improve throughput and increase production yields.

         Components used in circuit board assembly are generally available from several distributors and manufacturers. Suppliers are selected based on their ability to provide defect-free products quickly and at low cost. We continuously measure the performance of key suppliers. Special programs are used to speed availability of material and protect us from unplanned shifts in product demand. These programs include ship-to-stock, and point-of-use bonding, a program in which suppliers hold material at our facility and as the material is used, title transfers to us and we make payment to the suppliers. We use some components that either do not have ready substitutes or have been the subject of industry-wide shortages. We cannot assure you that our inventories would be adequate to meet our production needs during any interruption of supply. Our inability to develop alternative supply sources, if required, or a reduction or stoppage in supply could adversely affect our operations until new sources of supply became available.

PROPRIETARY RIGHTS

         We holds ten United States patents, expiring from March 2001 through March 2015, and have one pending patent application in the United States. We do not believe that any of these patents are material to our business or operations. Pursuant to an agreement with Media 100, we also have cross-licenses to technology under Media 100's current patents and patent applications, together with technology resulting from patent applications, which Media 100 applied for through December 2, 1998.

         We believe that our success depends primarily upon the proprietary know-how, innovative skills, technical competence and marketing abilities of our employees.

BACKLOG

         Most of our customers order products on an as-needed basis, relying, in the case of most products, on our five-day delivery capability. As a result, we believe that our backlog at any point in time is not indicative of our future sales and is not material to operations.

EMPLOYEES

         As of April 30, 2001, we employed approximately 96 persons worldwide. None of our employees is represented by a labor union. We believe we have good relations with our employees. Competition for employees with the skills required by us is intense in the geographic areas in which our operations are located. We believe that our future success will depend on our continued ability to attract and retain qualified employees, especially in the areas of research and development.

CASH BALANCE, LIQUIDITY, AND FINANCING

         As of February 28, 2001, we had cash, cash equivalents and marketable securities totaling $2,563,000, as compared to cash, cash equivalents and marketable securities of $2,855,000 as of November 30, 2000. In the first three months of 2001, we used $310,000 from operating activities, resulting from a net loss, increases in inventory and accounts receivable and a decrease in accrued expenses, partially offset by an decrease in prepaid expenses. We used $62,000 for investing activities in the first three months of 2001, principally as a result of acquisitions of property and equipment. Funds were generated from financing activities of $41,000 during the first three months of 2001 and were related to the issuance of stock under our employee stock purchase plan. Given currently available funds, we believe that we will be able to meet our current operating requirements for the remainder of the current fiscal year. If we are unsuccessful in increasing revenues or if our liquidity position deteriorates, we will need to secure external financing in order to meet our ongoing expenses.

BOARD OF DIRECTORS

         Our Board of Directors currently consists of Dr. David Cyganski, D'Anne Hurd, Ellen W. Harpin and Alfred A. Molinari.


                               THE RIGHTS OFFERING

         BEFORE EXERCISING OR SELLING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

THE SUBSCRIPTION RIGHTS.

         We are distributing non-transferable subscription rights to stockholders who owned shares of our common stock on July 25, 2001, at no cost to the stockholders. We will give you one subscription right for each share of common stock that you owned on July 25, 2001. Each subscription right will entitle you to purchase one share of common stock for $1.25. If you wish to exercise your subscription rights, you must do so before 5 p.m., Eastern Daylight Time, on August 14, 2001. After that date, the subscription rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION PRIVILEGE.

         Each subscription right will entitle you to receive, upon payment of $1.25, one share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after August 14, 2001, whether you exercise your subscription rights immediately prior to that date or earlier.

OVERSUBSCRIPTION PRIVILEGE.

         Subject to the allocation described below, each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all oversubscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), and in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their oversubscription privileges. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of oversubscription rights down to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

         As soon as practicable after August 14, 2001, Equiserve, the subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date of the offering, which is August 14, 2001, unless the offering is extended. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to stockholders who elect to participate in the rights offering, including shares that we issue with respect to your basic or oversubscription privilege in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

PURCHASE COMMITMENTS.

         Mr. Molinari has advised us that he intends, but he is not obligated, to exercise his basic subscription rights to purchase 418,442 shares in the rights offering, which is the full amount of his basic subscription right. In addition, Mr. Molinari intends, but is not obligated, to purchase additional shares, if available, provided that the aggregate dollar amount, including the cost to exercise his basic subscription privilege does not exceed $2,000,000. Accordingly, we expect to receive at least $2,000,000 as a result of the rights offering. If all subscription rights are exercised in the rights offering, our gross proceeds of the rights offering will be $2,907,017.50.

NO RECOMMENDATIONS.

         We are not making any recommendation as to whether or not you should exercise your subscription rights. In making any investment decision to exercise rights, you must consider your own best interests. None of the members of our Board of Directors make recommendation as to whether you should exercise your rights.

EXPIRATION DATE.

         The rights will expire at 5 p.m., Eastern Daylight Time, on August 14, 2001, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will similarly be extended. If you do not exercise your basic subscription privilege and oversubscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described later on in this prospectus.

WITHDRAWAL RIGHT.

         Our directors may withdraw the rights offering in their sole discretion at any time prior to or on August 14, 2001, for any reason, including a change in the market price of the common stock. If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE.

         A special committee of our Board of Directors, which did not include Mr. Molinari, decided to charge the $1.25 per share subscription price after considering a variety of factors including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. The $1.25 per share subscription price should not be considered an indication of the actual value of Data Translation or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $1.25 per share. See "Determination of Offering Price."

TRANSFERABILITY OF SUBSCRIPTION RIGHTS.

         Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

FOREIGN AND UNKNOWN ADDRESSES.

         We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. Equiserve will hold the subscription certificates for those stockholders. To exercise their rights, these stockholders must notify Equiserve prior to 5:00 p.m., Eastern Daylight Time, on the third business day prior to the expiration date.

EXERCISE OF SUBSCRIPTION RIGHTS.

         You may exercise your subscription rights by delivering to the subscription agent on or prior to August 14, 2001:

          o    A properly completed and duly executed subscription certificate;

          o    Any required signature guarantees; and

          o Payment in full of $1.25 per share of common stock to be purchased through the basic subscription privilege and the oversubscription privilege.

You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

METHOD OF PAYMENT.

         Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "EQUISERVE, AS SUBSCRIPTION AGENT" or by wire transfer of immediately available funds. If you are purchasing an aggregate number of shares of common stock totaling $500,000 or more, we may agree to an alternative payment method. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in currently available funds within one over-the-counter ("OTC") trading day prior to August 14, 2001. Payment will be deemed to have been received by the subscription agent only upon:

         (A) clearance of any uncertified check;

         (B) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or

         (C) receipt of funds by the subscription agent through an alternative payment method.

         Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of August 14, 2001, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

GUARANTEED DELIVERY PROCEDURES.

         If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior August 14, 2001, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

         (1) You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the oversubscription privilege, on or prior to August 14, 2001;

         (2) You send, and the subscription agent receives, on or prior to August 14, 2001, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three OTC trading days following the date of the notice of guaranteed delivery; and

         (3) You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (781) 380-3388. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES.

         Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of these subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS.

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of these shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS.

         If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

         (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

         (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

         (3) to subscribe for additional shares of common stock pursuant to the oversubscription privilege, subject to any applicable proration. Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

         We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in states or other jurisdiction if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction. We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control these shares if, at the time the subscription rights expire, you have not obtained this clearance or approval.

OUR DECISION BINDING.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in this exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within any time as we determine in our sole discretion. Neither Data Translation nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give this notification.

NO REVOCATION.

         After you have exercised your basic subscription privilege or oversubscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

         No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING.

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately 4,651,228 shares of common stock will be issued and outstanding. This would represent a 100% increase in the number of outstanding shares of common stock as of the date of this prospectus. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE, YOUR PERCENTAGE OF OUR COMMON STOCK THAT YOU HOLD WILL DECREASE.

FEES AND EXPENSES.

         We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Data Translation nor the subscription agent will pay these expenses.

SUBSCRIPTION AGENT.

         We have appointed Equiserve, as subscription agent for the rights offering. The subscription agent's address for packages sent:

BY FIRST CLASS MAIL OR REGISTERED MAIL:
                  Equiserve Trust
                  Attention:  Corporate Actions
                  Post Office Box 43025
                  Providence, Rhode Island 02940-3025

BY HAND:
                  Securities Transfer & Reporting
                  c/o Equiserve Trust
                  100 William's Street, Galleria
                  New York, New York 10038

BY OVERNIGHT DELIVERY:

                  Equiserve Trust
                  Attention: Corporate Actions
                  40 Campanelli Drive
                  Braintree, MA 02189


         The subscription agent's telephone number is (781) 575-3100 and its facsimile number is (781) 380-3388. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will total $14,000. We have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENTS.

         Each holder of rights bears all risk of the method of delivery to Equiserve of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Equiserve and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

                                    IMPORTANT

         PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE AND YOU BEAR THE RISKS ASSOCIATED WITH THIS DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO AUGUST 14, 2001. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                              IF YOU HAVE QUESTIONS

         If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact us at:

                             Data Translation, Inc.
                                 100 Locke Drive
                             Marlboro, MA 01752-1192
                           Attention: Michael DiPoto,
                             Chief Financial Officer
                            Telephone: (508) 481-3700

                                 USE OF PROCEEDS

         We will apply the net proceeds from the rights offering to finance our working capital, to invest in research and development, to expand our sales and marketing capabilities and for other capital requirements.

         Assuming that stockholders exercise all of the subscription rights offered, we will receive gross proceeds from the rights offering of $2,907,017.50. We expect to receive minimum proceeds of approximately $2,000,000.

         If we receive only the minimum proceeds of $2,000,000, or if we fail to attain sufficient revenue levels, we may require additional capital. We cannot assure you that any additional capital we may need will be available on satisfactory terms.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is traded in the over-the-counter market and is reported on the Nasdaq SmallCap Market System under the symbol "DATX." The following table sets forth the range of high and low bid quotations of the common stock for each quarterly period during the current fiscal year ending November 30, 2001 and the two fiscal years ended November 30, 2000 and November 30, 1999 as reported by Nasdaq.

                                                                  BID
                                                                  ---
PERIOD                                                    HIGH             LOW
------                                                    ----             ---
FISCAL YEAR ENDING NOVEMBER 30, 2001
         First Quarter...........................       $2.875            $1.25
         Second Quarter..........................         2.40             1.25
         Third Quarter (through July 25, 2001)...         2.35             1.27
         Fourth Quarter .........................          N/A              N/A

FISCAL YEAR ENDED NOVEMBER 30, 2000
         First Quarter...........................        $9.906          $6.000
         Second Quarter .........................         9.375           3.625
         Third Quarter ..........................         6.875           3.062
         Fourth Quarter .........................         3.500           1.750

FISCAL YEAR ENDED NOVEMBER 30, 1999
         First Quarter ..........................        $2.000          $1.125
         Second Quarter .........................         4.000           1.500
         Third Quarter...........................         5.500           2.937
         Fourth Quarter .........................         6.625           4.500

         As of June 30, 2001, there were approximately 149 holders of record of our common stock. It is not our current policy to pay cash dividends on our common stock.

                         DETERMINATION OF OFFERING PRICE

         A special committee of our Board of Directors ,which did not include Mr. Molinari, decided to charge a $1.25 per share subscription price after considering a variety of factors, including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. The $1.25 per share price should not be considered an indication of the actual value of Data Translation or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $1.25 per share.

                              PLAN OF DISTRIBUTION

         We are offering shares of our common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offer and no commissions, fees or discounts will be paid in connection with this offering. None of our officers and other employees will receive any commissions or compensation for these services other than their normal employment compensation.

         On or about July 30, 2001, we will distribute the subscription rights and copies of this prospectus to individuals who owned shares of common stock on July 25, 2001. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the subscription agent, Equiserve, at the address on page 24. See "The Rights Offering - Exercise of Subscription Rights." If you have any questions, you should contact our Chief Financial Officer, Michael DiPoto, at the telephone number and address on page 5.

         We have agreed to pay the subscription agent a fee of approximately $14,000 plus expenses and have agreed in some cases to indemnify the subscription agent from any liability it may incur in connection with this rights offering. Your ability to influence the outcome of key transactions could be limited because a major stockholder controls us. We estimate that our total expenses in connection with the rights offering will be $156,750.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax considerations of the rights offering to you and to Data Translation. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law, for example, dealers in securities, life insurance companies, and tax-exempt organizations. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.


         THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

TAXATION OF STOCKHOLDERS

         RECEIPT OF A SUBSCRIPTION RIGHT. You will not recognize any gain or other taxable income upon receipt of a subscription right.

         TAX BASIS AND HOLDING PERIOD OF SUBSCRIPTION RIGHTS. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

         If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero and the tax basis of your common stock will not change, unless you elect, by attaching an irrevocable election statement to your federal income tax return for 2001, to allocate tax basis to your subscription rights.

         If you allow a subscription right to expire, it will be treated as having no tax basis and the tax basis of your common stock will not change.

         EXPIRATION OF SUBSCRIPTION RIGHTS. You will not recognize any loss upon the expiration of a subscription right.

         EXERCISE OF SUBSCRIPTION RIGHTS. You generally will not recognize a taxable gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

TAXATION OF DATA TRANSLATION

         We will not recognize any taxable gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                        STATE AND FOREIGN SECURITIES LAWS

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any state or other jurisdiction in which it is unlawful to make this rights offering. We may delay the commencement of the rights offering in some states or other jurisdictions in order to comply with the securities law requirements of these states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by some states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specified other persons in particular instances.

         Our Certificate of Incorporation and by-laws provide for advancement of expenses and indemnification of our officers and directors and other persons against liabilities and expenses incurred by any of them in specified proceedings and under particular conditions to the fullest extent allowed under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act"), may be permitted to directors, officers and controlling persons of Data Translation pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       IF YOU WOULD LIKE MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                              450 Fifth Street, NW
                              Washington, DC 20549

                        7 World Trade Center, Suite 1300
                               New York, NY 10048

                       500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's Website (http://www.sec.gov).

         Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write to:

                                 Michael DiPoto,
                             Chief Financial Officer
                             Data Translation, Inc.
                                 100 Locke Drive
                             Marlboro, MA 01752-1192
                            Telephone: (508) 481-3700

         We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we filed with the SEC. The SEC allows us to "incorporate by reference" those documents, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

         (1) our Annual Report on Form 10-KSB for the year ended November 30, 2000;

         (2) our Quarterly Report on Form 10-QSB for the period ended February 28, 2001;

         (3) the description of our common stock contained in our Registration Statement on Form 10 filed with the SEC pursuant to Section 12(g) of the Exchange Act; and

         (4) any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

         This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

--------------------------------------------------------------------------------

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any jurisdiction outside the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

DATA TRANSLATION, INC. HAS NOT AUTHORIZED ANY PERSON TO GIVE YOU INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. YOU SHOULD RELY SOLELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN IF THE PROSPECTUS IS DELIVERED TO YOU AFTER THE PROSPECTUS DATE, OR YOU BUY DATA TRANSLATION COMMON STOCK AFTER THE PROSPECTUS DATE.


--------------------------------------------

            TABLE OF CONTENTS

--------------------------------------------

Prospectus Summary ..............................1
Risk Factors.....................................6
A Warning About Forward-Looking Statements .....11
About Data Translation..........................12
The Rights Offering.............................18
If You Have Questions...........................25
Use of Proceeds.................................26
Price Range of Common Stock.....................27
Determination of Offering Price.................27
Plan of Distribution............................28
Federal Income Tax Considerations...............28
State and Foreign Securities Laws...............29
Indemnification.................................30
Experts.........................................30
If You Would Like Additional Information........30





                             Rights to Subscribe to

                                2,325,614 Shares
                                       of
                                  Common Stock

                                  ------------
                                   PROSPECTUS
                                  ------------



                                  July 26, 2001